EXHIBIT 10(y)
CLECO CORPORATION RESIGNATION, AGREEMENT AND GENERAL RELEASE

          THIS RESIGNATION, AGREEMENT AND GENERAL RELEASE (the "Agreement") is made effective as of November 13, 2002 (the "Effective Date") between Cleco Corporation and each of its subsidiaries and affiliates, (the "Company") and Darrell J. Dubroc ("Employee").

          1.  Resignation by Employee.  Effective as of December 4, 2002, Employee hereby voluntarily resigns as an employee and officer of the Company (the "Resignation Date").  Prior to such date, employee shall be deemed on a paid leave of absence from the Effective Date through December 4, 2002.

          2.  Contractual and Other Payments Upon Separation.  Set forth below are the payments and benefits to which the Company and Employee agree that Employee is entitled following his separation from employment under his existing contractual agreements with the Company.  All such payments shall be reduced by applicable federal, state or local taxes required to be withheld.

          2.1.  Executive Employment Agreement.  The Company and Employee agree that Employee shall be entitled to the following termination payments and benefits in full satisfaction of the obligations of the Company with respect to a Constructive Termination of Employee as set forth in the Executive Employment Agreement between the Company and Employee, effective as of July 28, 2000 (the "Employment Agreement"), and Section 3.4 thereof, provided Employee is not in breach of any post-termination obligation of such agreement:

a.	Employee acknowledges receipt of the amount described in Section 3.1a of the Employment Agreement.
b.

Employee shall be entitled to a termination payment totaling $260,000.00, in full satisfaction of the amount described in Section 3.1b of the Employment Agreement, payable in two equal installments of $130,000.00, with the first installment to be paid within thirty (30) days of the Resignation Date and the second installment to be paid six months thereafter.

c.	Employee is entitled to the benefits described in Section 3.1.e of the Employment Agreement, relating to relocation assistance.
d.

Employee is entitled to the benefit described in Section 3.1.f. of the Employment Agreement, providing for the payment of premiums under the Company's group medical plan, subject to the terms and conditions set forth therein.

e.

Employee is entitled to the benefit described in Section 3.1.g. of the Employment Agreement, providing for full vesting for purposes of any service requirement imposed under the Supplemental Executive Retirement Plan maintained by Cleco Utility Group, Inc. (or its successor).

          2.2.  2000 Long-Term Incentive Compensation Plan - Restricted Stock Awards.  Under the Company's 2000 Long-Term Incentive Compensation Plan, effective as of January 1, 2000 (the "2000 LTIP"), Employee has outstanding Restricted Stock Awards for the three-year Performance Cycles beginning in 2000, 2001 and 2002.  The Company and Employee agree that the restrictions applicable to the awards of Restricted Shares and the maximum amount of Opportunity Shares relating to such Performance Cycle lapse in proportion to the number of days elapsed in the Performance Cycle from the first date of the Performance Cycle to December 21, 2002.  Consequently, with respect to the 2000 Performance Cycle, restrictions will lapse on 5,510 Restricted Shares and 5,510 Opportunity Shares.  With respect to the 2001 Performance Cycle, restrictions will lapse on 3,336 Restricted Shares and 3,336 Opportunity Shares.  With respect to the 2002 Performance Cycle, restrictions will lapse on 2,150 Restricted Shares and 2,150 Opportunity Shares.  All other Restricted Shares and Opportunity Shares subject to any outstanding Restricted Stock Awards shall be canceled and forfeited to the Company, and Employee shall have no further right to such forfeited Restricted Shares or Opportunity Shares.

          Employee will be entitled to payment of an income tax adjustment amount pursuant to Section 12.4 of the 2000 LTIP.  For purposes of this calculation, the value of the shares will be determined based on the closing sales price of the Company's common stock as reported by the New York Stock Exchange on the Resignation Date.  The income tax adjustment amount shall be withheld by the Company and remitted in full to federal and state tax authorities for the benefit of Employee.  The terms "Restricted Shares," "Opportunity Shares" and "Performance Cycles" shall have the meanings set forth in the 2000 LTIP.

          2.3.  Retirement Benefits.  Employee shall be entitled to a maximum benefit under the Supplemental Executive Retirement Plan and the defined benefit pension plan maintained by the Company (the "Retirement Plans"), in an aggregate amount determined as $9,714.75 per month for payments commencing at age 55, or $12,297.15 per month for payments commencing at age 65, based on payment in the form of a joint and 100% survivor benefit for Employee and his spouse, subject to offset and other terms and conditions provided therein.

          2.4.  Annual Incentive Compensation Plan.  Employee acknowledges that he has received all compensation he is entitled to under the terms and conditions of the Annual Incentive Compensation Plan maintained by the Company and that no additional payments are due with respect to services performed during calendar year 2002.

2.5. Other Benefits. Notwithstanding the foregoing and except as expressly provided herein, this Agreement does not affect or restrict in any manner Employee's benefits under the employee benefit plans generally maintained for the benefit of all of the employees of the Company, in effect as of the Resignation Date.

          2.6.  Extinguishment.  Employee acknowledges that payment of the foregoing amounts extinguishes the obligations of the Company under the Employment Agreement, restricted stock awards under the 2000 LTIP, the SERP, and the Annual Incentive Compensation Plan, in their entirety.

          3.  Additional Consideration.  In consideration for Employee's execution of and compliance with this Agreement, the Company shall provide the additional consideration set forth in this Section 3.  Employee acknowledges and agrees that the additional consideration provided herein is not otherwise due or owing to Employee under any agreement (whether oral or written) with the Company or any Company plan, policy or practice, and that the additional consideration would not be made or owing absent his execution of this Agreement and the fulfillment of the obligations contained herein.

          Payment of the additional consideration provided herein is subject to the binding execution by Employee of the Waiver and Release in the form attached hereto as Exhibit A, which shall be executed by Employee and delivered to the Company on or before December 21, 2002 (the "Effective Date").  All payments described below shall be reduced by applicable federal, state or local taxes required to be withheld.

          3.1  Additional Payment - Base.  The Company shall provide to Employee an amount equal to his base pay for a period of six months, in an amount equal to $130,000.00, payable in the form of a single-sum not later than thirty (30) days following the Effective Date.

          3.2.  Additional Payment - Target Bonus.  The Company shall provide to Employee an amount equal to his target annual incentive payment for the year 2002, in the amount of $130,000.00, payable in two equal installments of $65,000.00, with the first installment to be paid within thirty (30) days following the Effective Date and the second installment to be paid six months thereafter.

          3.3.  Additional Payment - Outplacement Assistance.  The Company shall provide a payment of $20,000.00, in lieu of any outplacement assistance, payable within thirty (30) days following the Effective Date.

          3.4  Substitute Option Payment.   In lieu of any form of stock option or other form of compensation due to Employee with respect to stock options granted under the terms of the Company's 1990 Long-Term Incentive Compensation Plan and the 2000 Long-Term Incentive Compensation Plan, the Company agrees to pay to Employee a single-sum payment within thirty (30) days following the Effective Date, in an amount equal to $142,788, which is the Black Scholes value of the nonqualified options granted to Employee under such plans, determined as if the exercise period of such options expired five years from Employee's Resignation Date.  Such payment shall constitute full and complete satisfaction of any and all of the Company's obligations with respect to the options granted such plans and the related option agreements.

          3.5  Relocation Payment.  In lieu of any amount payable to Employee under section 3.1e of Employment Agreement, the Company shall pay to Employee the amount of $100,000.00 in the form of a single-sum payment, not later than thirty (30) days following the Effective Date.

          4.  Indemnification Arrangement. The Company agrees to enter into a separate indemnification arrangement with Employee to provide indemnification against expenses (including reasonable fees and expenses of counsel) and liabilities (including judgments, fines, excise taxes, penalties and amounts paid in settlement), to the extent permitted by law, incurred by Employee in connection with actual or threatened litigation or in connection with any administrative agency claim, charge or complaint in which Employee is a party or potential party by reason of his employment with the Company.  Such agreement to include the advancement of expenses, provided the Employee agrees to repay such expenses if, it is finally adjudicated that Employee is not entitled to such expenses.

          5.  Confidentiality; Noncompetition.  Employee acknowledges that he is subject to and bound by covenants concerning the use of the Company's confidential information and the nonsolicitation of the Company's employees, each contained in the Employment Agreement and that such proscriptions shall survive his resignation of employment with the Company in accordance with their initial terms.

6. Nondisparagement. As a material inducement to the Company to enter into this Agreement, Employee agrees that he will not:
a.

Publicly criticize or disparage the Company, or privately criticize or disparage the Company in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company in any community in which the Company is engaged in business;

b.

Directly or indirectly, acting alone or acting in concert with others, institute or prosecute, or assist any person in any manner in instituting or prosecuting, any legal proceedings of any nature against the Company, subject, however, with respect to any legal action relating to Employee's employment, to the execution by Employee of the attached Waiver and Release;

c.	Damage the property of the Company or otherwise engage in any misconduct which is injurious to the business or reputation of the Company; or
d.

Take any other action, or assist any person in taking any other action, that is adverse to the interests of the Company or inconsistent with fostering the goodwill of the Company; provided, however, that Employee will not be in breach of the covenant contained in subsection b herein solely by reason of his testimony which is compelled by process of law.

          The Company agrees that it will not publicly or privately criticize or disparage Employee in a manner intended or reasonably calculated to result in embarrassment to, or injury to the reputation of, Employee in the community, or to result in a detrimental impact on Employee's ability to obtain future employment.

          7.  Waiver and Release.  In consideration of the payment of the amounts set forth in Section 3 hereof, the adequacy of which is hereby acknowledged, Employee agrees to execute a Waiver and Release in the form of Exhibit A hereto, the terms of which are incorporated herein by this reference.

          8.  Representations by Employee.  By execution of this Agreement, Employee hereby represents that no claim, charge, complaint or action by Employee against the Company exists in any forum or form.  In the event of any such claim, charge, complaint or action has been filed, Employee shall not be entitled to recover any monies or other relief therefrom.

          9.  Representations by the Company.  By execution of this Agreement, the Company hereby represents, that no claim, charge, complaint or action by it against Employee exists in any forum or form.  In the event that any such claim, charge, complaint or action has been filed, the Company shall not be entitled to recover any monies or other relief therefrom.

          10.  No Participation in Claims.  Employee waives any right to in any way voluntarily assist any individual or entity in commencing or prosecuting any action or proceeding including, but not limited to, any administrative claims, charges or complaints and/or any lawsuit against the Company or to in any way voluntarily participate or cooperate in any such action or proceeding, except as such waiver is prohibited by law.

          11.  Assistance and Cooperation.  Employee agrees he will furnish such information and proper assistance as may be reasonably necessary in connection with any administrative agency claim, charge or complaint and/or any litigation in which the Company is then or may become involved.  The Company shall pay Employee's direct expenses incurred hereunder.  If Employee's assistance requires substantial time or is likely to result in Employee's material loss of income, Company agrees to compensate Employee for time expended hereunder, at such rate as may reasonably be agreed to by the parties.

          12.  Nonassignability.  Neither this Agreement nor any right or interest hereunder shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, any attempt at such shall be void; and further provided, that any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of Employee, nor shall it be subject to attachment or legal process for or against Employee.  Notwithstanding the foregoing, in the event of the Employee's death prior to the payment of all cash or other consideration properly due hereunder, such cash and consideration will be paid to Employee's estate.

13. Amendment to Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

          14.  Waiver.  No term or condition of this Agreement shall be deemed to have been waived nor shall there be an estoppel against the enforcement of any provision of this agreement, except by written instrument of the party charged with such waiver or estoppel.

15. Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:	To the Employee:

Cleco Corporation 2030 Donahue Ferry Road P. O. Box 5000 Pineville, Louisiana 71361-5000 Attention: Catherine C. Powell	Darrell J. Dubroc 1929 Hwy 1 Marksville, Louisiana 71351

All such notices shall be conclusively deemed to be received and shall be effective, (a) if sent by hand delivery, upon receipt, (b) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (c) if sent by registered or certified mail, on the fifth day on which such notice is mailed.

          16.  Source of Payments.  All cash payments provided in this Agreement will be paid from the general funds of the Company.  Employee's status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company, and Employee will have no right, title, or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.

          Nothing contained in this Agreement, and no action taken pursuant to this provision, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and Employee or any other person.  The Company in its sole discretion may retain as owner and for its own benefit insurance on the life of Employee, in such amounts and in such forms consistent with the policies on the life of Employee held by the Company as of the Resignation Date.  Such life insurance policies may be held by the Company in connection with the liabilities assumed by the Company pursuant to this Agreement, but shall not be deemed to be held under any trust for the benefit of Employee, any beneficiary of the Employee or his estate, or to be security for the performance of the obligations of the Company but shall be, and remain, a general, unpledged and unrestricted asset of the Company.  Neither Employee nor his beneficiaries or estate shall have any right or interest in or to any proceeds of such policies.

          17.  Tax Withholding.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other income or employment taxes that may be required pursuant to any law or governmental regulation or ruling.

          18.  Severability.  If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or in part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

          20.  Titles.  The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

21. Governing Law. This Agreement will be construed and enforced in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such state.

          22.  Breach of Covenants.  Subject to the limitations set forth in Exhibit A hereto, Employee agrees that the breach of any covenant in this Agreement shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations under Section 2 hereof, in addition to any other legal or equitable remedy available to the Company.

          23.  Nonadmission of Wrongdoing.  Employee and the Company agree that neither this Agreement, Exhibit A hereto, nor the furnishing of the consideration set forth herein shall be deemed or construed at any time for any purpose as an admission by the Company or the Employee, as the case may be, of any liability or unlawful conduct of any kind.

          24.  Entire Agreement.  This Agreement sets forth the entire agreement between the parties hereto and, except as expressly set forth herein, fully supersedes any prior agreements or understandings between the parties, whether orally or in writing.  Employee acknowledges that he has not relied upon any representations, promises or agreements of any kind made to him in connection with the execution of this Agreement, including Exhibit A hereto, except as set forth herein.

          25.  Acknowledgements.  Employee acknowledges that this Agreement was first furnished to him on or about November 13, 2002, and that he has been provided at least 21 days to consider this Agreement, and that he has consulted with counsel regarding the terms of this Agreement, including the Waiver and Release.

THIS AGREEMENT is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Resignation Date designated above.
CLECO CORPORATION	EMPLOYEE
By:	By:
Darrell J. Dubroc
Its:	Date:
Date:

Dated:  November 13, 2002

EXHIBIT A

WAIVER AND RELEASE

                    In exchange for the consideration offered under Section 3 of the Resignation, Agreement and General Release between me and Cleco Corporation and each of its subsidiaries and affiliates (collectively, the "Company"), dated November 13, 2002 (the "Agreement"), I hereby waive all of my claims and release the Company, including each of their directors and officers, employees and agents, and employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the "Corporate Group"), from any and all claims, demands, actions, liabilities and damages.  All payments under Section 3 of the Agreement are voluntary on the part of the Company and are not required by any legal obligation of the Company, other than the Agreement itself.

                    I understand that signing this Waiver and Release is an important legal act.  I acknowledge that I have been advised to consult an attorney before signing this Waiver and Release and/or the Agreement and that I have done so or I have determined that such consultation is not necessary.  I understand that I have 21 calendar days after the date shown above or until December 21, 2002, whichever is later, to consider whether to sign this Waiver and Release and return it to the Company (or its designee) by facsimile, by first class mail or by hand delivery and that if I execute this Waiver and Release before the expiration of such period, I will be deemed to have waived the balance of the period.  I also understand that if the terms of my severance are modified, such modification shall not alter the dates on which this Waiver and Release must be executed and delivered by me to the Company.

                    In exchange for the consideration offered to me by the Company pursuant to Section 3 of the Agreement, the sufficiency of which is hereby acknowledged, I agree not to sue or file any suits or claims of discrimination, or any other claim or action in any court regarding or relating in any way to the Company, and I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities and damages, whether known or unknown, arising out of or relating in any way to the Company, except with respect to a breach under the Agreement and such rights or claims as may arise after the date of this Waiver and Release is executed.  This Waiver and Release releases any and all claims and causes of action, including, but not limited to, claims under: Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Americans with Disabilities Act of 1990, as amended, the Older Workers Benefit Protection Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, as amended, and any claims of contract, tort, defamation, slander, wrongful termination or other claims or any other state or federal statutory or common law.

                    Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.

                    I acknowledge that this Waiver and Release and the Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede my prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group.

                    I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me, and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date hereof.

                    I further agree that in the event of my material breach of this Waiver and Release, the Company shall be entitled to any legal or equitable remedy that may be permitted by law.

                    By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of execution of this Waiver and Release.

           I understand that for a period of seven calendar days following the execution of this Waiver and Release (the "Waiver Revocation Period"), I may revoke my acceptance of the offer by delivering a written statement to the Company by hand or by registered mail, addressed to the address for the Company specified in the Agreement, in which case the Waiver and Release will not become effective.  In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the consideration offered under Section 3 of the Agreement and I will return any payments I may have received in accordance with Section 3.  I understand that failure to revoke my acceptance of the offer within the seven-calendar-day Waiver Revocation Period will result in this Waiver and Release being permanent and irrevocable.

Darrell J. Dubroc

Date